Preformed Line Products Announces Financial Results For The Third Quarter And First Nine Months Of 2012

MAYFIELD VILLAGE, Ohio, Nov. 7, 2012 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the third quarter and the first nine months of 2012.

Net income for the quarter ended September 30, 2012 increased to $9,284,000, or $1.71 per diluted share, compared to $6,660,000, or $1.24 per diluted share, for the comparable period in 2011.

Net sales in the third quarter of 2012 were $114,206,000 compared to sales of $108,690,000 in the third quarter of 2011.

Net income for the nine months ended September 30, 2012 increased to $24,013,000, or $4.42 per diluted share, compared to $22,044,000, or $4.09 per diluted share for the comparable period in 2011.

Net sales increased to $334,992,000 for the first nine months of 2012 compared to $318,308,000 in the first nine months of 2011.

Currency exchange rates negatively impacted sales by $5,746,000 for the quarter and $13,058,000 for the first nine months of 2012, while the negative impact on net income was $565,000 for the quarter and $1,258,000 for the first nine months of 2012.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Our results for the quarter were impacted by weakening foreign currencies against the US dollar. If we exclude these impacts, we experienced a record sales quarter and our net income resulting from operating activities was a record as well. This reflects strong performance despite continued uncertainties in the economies throughout the world and reduced growth in the Asia Pacific region. We are confident in our business models and believe they provide sound fundamentals."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters is in Mayfield Village, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Risk Factors" and "Forward-Looking Statements" in the Company's 2011 Annual Report on Form 10-K filed with the SEC on March 14, 2012 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended September 30,		Nine month periods ended September 30,
	2012	2011	2012	2011

Net sales	$ 114,206	$ 108,690	$ 334,992	$ 318,308
Cost of products sold	75,699	71,130	223,507	211,651
GROSS PROFIT	38,507	37,560	111,485	106,657

Costs and expenses
Selling	9,344	9,485	27,746	26,793
General and administrative	12,788	12,297	36,944	35,039
Research and engineering	3,893	3,239	11,295	9,816
Other operating expense (income)	(677)	2,459	562	1,671
	25,348	27,480	76,547	73,319

OPERATING INCOME	13,159	10,080	34,938	33,338

Other income (expense)
Interest income	160	131	476	422
Interest expense	(144)	(177)	(489)	(654)
Other income	235	194	589	421
	251	148	576	189

INCOME BEFORE INCOME TAXES	13,410	10,228	35,514	33,527

Income taxes	4,126	3,568	11,501	11,483

NET INCOME	$ 9,284	$ 6,660	$ 24,013	$ 22,044

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.75	$ 1.27	$ 4.51	$ 4.19

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.71	$ 1.24	$ 4.42	$ 4.09

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.60	$ 0.60

Weighted-average number of shares outstanding - basic	5,319	5,253	5,328	5,263

Weighted-average number of shares outstanding - diluted	5,431	5,381	5,432	5,386

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
Thousands of dollars, except share and per share data	2012	2011

ASSETS
Cash and cash equivalents	$ 28,115	$ 32,126
Accounts receivable, less allowances of $1,211 ($1,627 in 2011)	75,805	68,949
Inventories - net	87,789	88,613
Deferred income taxes	5,642	5,263
Prepaids	7,822	8,254
Other current assets	2,563	2,285
TOTAL CURRENT ASSETS	207,736	205,490

Property, plant and equipment - net	90,017	82,860
Other intangibles - net	14,265	11,352
Goodwill	15,441	12,199
Deferred income taxes	6,236	5,585
Other assets	10,373	9,862

TOTAL ASSETS	$ 344,068	$ 327,348

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 728	$ 2,030
Current portion of long-term debt	356	601
Trade accounts payable	24,981	25,630
Accrued compensation and amounts withheld from employees	17,154	11,472
Accrued expenses and other liabilities	25,098	22,100
TOTAL CURRENT LIABILITIES	68,317	61,833

Long-term debt, less current portion	14,940	27,991
Other noncurrent liabilities and deferred income taxes	25,598	24,666

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,307,589 and
5,333,630 issued and outstanding, net of 676,898 and 639,138 treasury
shares at par, respectively, as of September 30, 2012 and December 31, 2011	10,615	10,667
Common shares issued to Rabbi Trust	(3,867)	(3,812)
Deferred Compensation Liability	3,867	3,812
Paid in capital	15,314	12,718
Retained earnings	225,199	206,512
Accumulated other comprehensive loss	(15,915)	(17,039)
TOTAL SHAREHOLDERS' EQUITY	235,213	212,858

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 344,068	$ 327,348

CONTACT: Eric R. Graef, Preformed Line Products, +1-440-473-9249